Contact:	Mark Thomson, CFO

(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Appointment of Joe Gleeson as Chief Operating Officer

Hampton, VA, April 8, 2014 – Measurement Specialties, Inc. (the “Company”) (NASDAQ: MEAS), a global designer and manufacturer of sensors and sensor-based systems, is pleased to announce the appointment of Joe Gleeson as Chief Operating Officer, replacing Steve Smith, effective April 3, 2014.

On April 1, 2014, the previously-announced retirement of Steve Smith as Chief Operating Officer of the Company became effective. The Company and Mr. Smith currently expect Mr. Smith to continue working for the Company through July 2015.

On April 3, 2014, the Company promoted Joe Gleeson, its Regional Director of Operations – Europe, as Chief Operating Officer and a direct report to Frank Guidone, Chief Executive Officer.

Prior to his appointment as Chief Operating Officer of the Company, Mr. Gleeson, held the position of Regional Director of Operations – Europe since May 2010. Mr. Gleeson joined the Company through its 2006 acquisition of BetaTHERM, a designer and manufacturer of precision thermistors and customized probes used for temperature sensing, where he held operational and engineering management roles since 2001. Mr. Gleeson held process engineering positions with both Hewlett Packard and Leoni from 1997 to 2000. He holds a bachelor degree in production engineering from University of Limerick (Ireland).

Frank Guidone, Company CEO commented, “I want to thank Steve for his years of hard work and dedication.  He has guided MEAS operations through significant expansion, doing so with a tireless commitment to efficiently serving our customers, while compassionately supporting our employees.  Under Steve’s leadership, MEAS has nearly doubled its footprint and employees to ~4000 worldwide.  I also want to welcome Joe Gleeson to the executive team.  Joe has done a tremendous job managing operations in Europe, and we look forward to his continued contribution to global operations”.

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors and switches, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Company Contact: Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc. • 1000 Lucas Way • Hampton, VA 23666 • www.meas-spec.com